BIG SKY TRANSPORTATION CO.
                         Billings Logan International Airport
                                 1601 Aviation Place
                              Billings, Montana  59105
                                    406.245.9449



                                       NOTICE
                                         OF
                                   ANNUAL MEETING





TO THE STOCKHOLDERS OF BIG SKY TRANSPORTATION CO.:


The Annual Meeting of the Stockholders will be held in the Conference Room at BigSky Transportation Co., Billings Logan International Airport, 1601 Aviation Place, Billings, Montana, on April 16, 1997, at 3:30 p.m. (local time) for the following purposes:

        1)  To elect six directors to serve for one-year terms

        2) To consider and ratify the board's appointment of independent auditors

In addition to the foregoing, Stockholders will act upon such matters as may properly come before the meeting, or any adjournments thereof.

Holders-of-record of 1996 Series Common Stock at the close of business on February 26, 1997 are entitled to vote at this meeting or any adjournment thereof.

Stockholders who will not be attending the meeting, or who do not wish to vote in person, are requested to execute the enclosed proxy and return it promptly in the enclosed envelope so that their shares will be voted at the meeting.


                                                 On Behalf of the
                                               Board of Directors of
                                            BIG SKY TRANSPORTATION CO.


                                            /s/ Stephen D. Huntington

                                            Stephen D. Huntington
                                            Corporate Secretary

Billings, Montana
March 14, 1997

Proxy Statement attached

                           BIG SKY TRANSPORTATION CO.
                     Billings Logan International Airport
                             1601 Aviation Place
                           Billings, Montana  59105
                                  406.245.9449






                                PROXY STATEMENT





                 THIS PROXY STATEMENT IS BEING FURNISHED BY THE
                       BOARD OF DIRECTORS, OFFICERS AND
                    MANAGEMENT OF BIG SKY TRANSPORTATION CO.
               IN CONNECTION WITH SOLICITATION OF PROXIES FOR USE
                            AT THE ANNUAL MEETING




Only holders-of-record of 1996 Series Common Stock of Big Sky
Transportation Co. at the close of business on February 26, 1997 (the record date) may vote at the meeting or any adjournment. As of this date, there were an estimated 1,047,864 million outstanding shares of 1996 Series
Common Stock, the only class of securities of the Corporation outstanding and entitled to vote at the meeting. A majority of such stock will constitute a quorum for the transaction of business at the Annual Meeting.

A Plan of Recapitalization was approved by the stockholders at the July 1996 Annual Meeting and became effective August 23, 1996. Under this Plan, there was a 300/1 reverse split of the Corporation's existing common stock, immediately followed by a 1/59 stock dividend (a forward split). This process resulted in approximately a 5/1 reverse split, overall, in which shares of 1996 Series Common Stock were issued in replacement of the Corporations then existing common stock, and fractional shares were eliminated via re-purchase by the Corporation. Under the Plan of Recapitalization, the Corporation's then existing stock could only be utilized for the purpose of exchange, with such shares (until exchanged) having no rights to vote or to receive dividends.

Stockholders who have not yet exchanged their certificates under the provisions of the Plan of Recapitalization are encouraged to do so immediately. Certificates may be exchanged via the Exchange Agent for a period of two years following the effective date of the Plan.

In this Proxy Statement, data have been converted to 1996 Series Common Stock in accordance with the Plan of Recapitalization. The terms post-recapitalization and post-recap refer to common stock data converted in accordance with the Plan of Recapitalization. The terms pre-recapitalization and pre-recap refer to common stock data prior to the Plan of Recapitalization, which has not been converted.


With regard to Proposal No. 1, election of directors, each holder of 1996
Series Common Stock present in person or represented by proxy has the right to cumulate his or her votes for the election of directors by multiplying the number of votes to which the Stockholder is entitled to vote by six (6) (the total number of directors to be elected) and cast all such votes for one nominee or distribute the total votes among any two or more nominees. The persons designated as proxies on the enclosed form of proxy will exercise discretionary authority to cumulate votes as to the shares for which they are designated as proxies, should they deem cumulative voting to be desirable at the time of the meeting. For purposes of determining the outcome of the vote on the election of directors, an instruction to "abstain" from voting will be treated as shares present and entitled to vote, but will not be voted for or against any nominee.

With regard to Proposal No. 2, ratification of auditors, the affirmative vote of the majority of shares of 1996 Series Common Stock present in person or represented by proxy and entitled to vote on the matter, is necessary for approval. For purposes of determining the outcome of the vote, an instruction to "abstain" from voting will be treated as shares present and entitled to vote, but will not be voted for or against the proposal.

For both proposals, broker non-votes which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in-person or represented by proxy on a voting matter and shall have no effect on the outcome of the vote.

The Corporation has filed its Annual Report which contains information concerning the Corporation and its operations, including financial statements, on Form 10-K for the fiscal year ended June 30, 1996, with the U.S.
Securities and Exchange Commission (SEC).  A copy of the fiscal 1996
Annual Report, including financial statements and the Form 10-K, accompanies this Notice of Annual Meeting and Proxy Statement and is being mailed to each Stockholder of record on or before March 17, 1997. The financial statements, the notes thereto, the accountant's report therein, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Annual Report are incorporated herein by reference. No other part of such report is incorporated herein or is to be considered proxy soliciting material.

The following information and data regarding the Corporation are set forth, per specific federal requirements. Copies of this document have been provided to the SEC and the Pacific Stock Exchange.

Directors/Executive Officers: Executive officers of the Corporation are elected by and serve at the discretion of the Board of Directors. No arrangement exists between any executive officer and any other person or persons pursuant to which any officer was or is to be selected as an executive officer. None of the executive officers has any family relationship to any nominee for director or to any other executive officer of the Corporation.

The slate of directors includes a majority of "outside" directors. Nominees are listed below in descending order of time served on the board, along with the following information:

Name, Executive Offices Held With
Big Sky Transportation Co.,
Principal Occupation, Previous
Employment, Outside Directorships,                   Stock         % of
Education (a)                                Age     Owned(b)      Class (i)

Jon Marchi:  BigSky--Chairman of the
Board & Treasurer, April 1996 to-date;
Secretary 1991-1995;  Outside Director
since 1979; Principal Business--Owner
& President, Marchi Angus Ranches,
Polson, MT, 1985 to-date; Director &
Chairman, Glacier Venture Fund, The
Montana Small Business Investment
Capital Company; Director & Chairman,
Development Corporation of Montana;
Director & President, Montana Private
Capital Network; Director, Montana
Community Finance Corporation; Director,
Montana Small Business Connections;
Previous Employment--D.A.Davidson & Co.,
Great Falls, MT (regional investment
company & securities dealer), 1972-1985;
Other--Director, College of Business
Advisory Board, Montana State
University-Billings; Director, Montana
Small Business Administration Advisory
Council; Director, Montana Ambassadors;
Education--B. S. Business & M. S.
Finance, University of Montana               50      46,828 (c)    4.5 (i)

Terry D. Marshall:  BigSky--President/CEO,
1980 to-date; Vice President/Planning,
1979-1980; Director/Market Planning, 1979;
Chairman of the Board,1991-1995; Director
since 1980; Previous Employment--Hughes
AirCorp dba Hughes Airwest, San Francisco,
CA, 1972-1978;  TAP, Inc. Economic &
Aviation Consultants, Bozeman, MT, 1970-72;
Ford Motor Company, Industrial Division,
Birmingham, MI, 1969-1970; Other--Past
Board Member & Officer, Regional Airline
Association; Past Board Member, Montana
Aeronautics Division; Education--B. S.
Economics & Business, Montana State
University; M. S. Economics, Oregon State
University;                                  51      25,974 (d)    2.5 (i)

Jack K. Daniels:  BigSky--Vice-Chairman
of the Board & Assistant Secretary,
April 1995 to-date; Outside Director
since 1990.  Principal Business--
Owner/President, SerVair Accessories, Inc.
(fixed base aviation operator), Williston,
ND, 1950 -1994 (retired); Other--Chairman,
North Dakota Aeronautics Commission;
Treasurer, National Committee of Cities &
States for Airline Service (NCCSAS)           71      16,443 (e)    1.6 (i)

Alan D. Nicholson:  BigSky--Outside Director
since 1994;  Principal Business-
-Owner/President, Nicholson, Inc.
(commercial real estate development),
Helena, MT;  Other--Member, Helena Area
Chamber ofCommerce; Member, Montana State
University Foundation Board; Member,
President's Council, Carroll College
(Helena, MT), Second Vice-President,
Montana Ambassadors; Education--B. S.
Mathematics & Physics, Montana State
University; M. A. Mathematics,
Northwestern University                      56       14,430 (f)   1.4 (i)

Stephen D. Huntington:  BigSky--Secretary
1996; Outside Director since 1995;
Principal Business--Principal, Mountain
West Management & Northern Rockies Venture
Fund, Butte, MT (previously Helena, MT),
1990 to-date; Manager, Corporate
Development & Finance, MSE, Inc.,
Butte, MT; Other--Director, Montana
Private Capital Network; Director,
MSE-HKM, Inc., Director, MSE Technology
Applications, Inc., Director, Safe Shop
Tools, Inc., 1997; Previous Employment-
-State of Montana, 1982-1990.
Education--B. A. Political  Science
and Graduate Studies, Law & Public
Administration, University of Montana        40      3,667 (g)     0.4 (i)

Craig Denney:  BigSky--Executive
Vice President & Division Manager,
December 1995 to-date;
Vice President/Operations & COO,
1989-1995; Vice President/Ground Services,
Director/Ground Services, Director/Customer
Service & Station Manager, various
periods 1978-1989.  Director since 1995;
Previous Employment--Transportation Agent,
Northwest Airlines, Inc., Great Falls &
Butte, MT, 1974-1978; Member & Chairman,
Air Carrier Advisory Committee,
Billings Logan International Airport;
Member, Aviation Council, Department
of Aviation, Rocky Mountain College;
Education--A. A. Aviation Administration,
Anoka Ramsey J. C., Coon Rapids, MN          43      6,968 (h)     0.7 (i)

(a) The Corporation's present officers and Board leadership were elected in April and October 1996. Except as indicated above, each nominee held the outside positions shown above, or other executive positions with the same business for the past five years. Each nominee was elected as a director at the July 1996 annual meeting of stockholders.
(b) Shares shown reflect outstanding shares of 1996 Series Common Stock beneficially owned, both directly and indirectly, as of January 31, 1996, as well as options exercisable within 60 days thereof. Beneficial ownership shown represents sole voting and investment power. 1996-97 service-related stock option awards included for outside directors. Options may not be exercised.
(c)  40,828 shares owned, plus options exercisable on 6,000 shares.
(d)  10,974 shares owned, plus options exercisable on 15,000 shares.
(e)  10,433 shares owned, plus options exercisable on 6,000 shares.
(f)  10,443 shares owned, plus options exercisable on 4,000 shares.
(g)  options exercisable on 3,667 shares.
(h)  118 shares owned, plus options exercisable on 6,850 shares.
(i) Shares owned, plus options, as percent of total outstanding shares, shown to nearest tenth.


At the Annual Meeting, the Board recommends election of the nominees listed above. During 1997, the Corporation will continue its search for qualified directors. The Board may appoint one or more additional directors prior to the next meeting of Stockholders.

The proxies solicited herein cannot be voted for a greater number of directors than the number of nominees stated above. No arrangement or understanding exists between any nominee and any other person or persons, pursuant to which any nominee was, or is, to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee, or to any other executive officer of the Corporation.

Should any of the above not be candidates for election at the time of meeting, which is not presently anticipated, the proxies may vote for such other person or persons as they, in their own discretion, may determine.

Board Meetings: The Board of Directors is scheduled to meet monthly. It also meets at the call of the President or any director. During the year-ended June 30, 1996, the Board held a total of 12 regular meetings, one special meeting and one executive meeting. Each director attended no less than 90% of the regular meetings of the Board, as well as Committees, of which they were members.

Committees of the Board: During fiscal 1996, the Board of Directors maintained a Financial Audit Committee, a Compensation and Management Development Committee, a Future Planning Committee and an Operations
Audit Committee.  General descriptions of the duties of these committees are:

1. Financial Audit. The Financial Audit Committee is comprised of Messrs. Nicholson and Marchi. It monitors the functions and reports of the accountants and auditors and strives to insure that the financial records of the Corporation fairly and accurately portray the condition and position of the Corporation. Matters in this regard are reviewed and discussed by the Committee and brought before the Board of Directors. Additionally, all Board members receive copies of the auditors' annual report and letter to management. When necessary, the Committee also meets with the independent auditors.

2. Future Planning. The Future Planning Committee is comprised of Messrs. Marchi, Marshall, Nicholson and Huntington. It meets monthly, usually with the entire board present, to discuss and explore new opportunities and strategies and recommend or initiate appropriate actions. Principal objectives are growth, decreasing dependency on the DOT contract and enhancement of Stockholders' value. In conjunction with management, during 1996 the Committee examined various business development strategies and reviewed several specific opportunities. A staff committee on New Business Development, comprised of the President/CEO, the VP Business Development and the Executive VP/Division Manager, also reports to the Future Planning Committee.

3. Compensation & Management Development Committee. The Compensation and Management Development Committee is comprised of Messrs. Marchi, Huntington and Marshall. Mr. Marshall, the President/CEO, participates in relationship to general items and those pertaining to other personnel; but, abstains from participation with regard to matters directly involving his own employment. With the exception of the President/CEO, none of the members of the Committee is or ever has been an employee of the Corporation and none is affiliated with any entity other than the Corporation with which an executive officer of the Corporation is affiliated. The Committee met six times during fiscal year 1996.

The Committee's primary purposes are: establish annual base compensation and performance bonus compensation for the President/CEO; administer the Corporation's stock option award plans; provide counsel and guidance to the President/CEO regarding compensation for principal management, and provide general input regarding employee compensation, benefits programs and management development. The Compensation and Management Development
Committee has adopted the policy of maintaining relatively moderate base salaries to executive officers, while basing the award of any bonuses and/or options on achievement of specific goals related to revenue and profit, as well as non-monetary goals designed to provide performance incentive.

4. Operations Audit.  The Operations Audit committee is comprised of
Messrs. Daniels and Denney, who is the Executive VP/COO. The Committee meets as required to review operating policies and procedures, and to discuss certain regulatory operating compliance issues. The Committee met three times in 1996.

Executive Compensation: Below is set forth compensation information for the only named executive of the Corporation, for which such reporting is required--Terry D. Marshall, President/CEO:




                                     Long-Term                Other
           Annual Compensation($)    Compensation--           Compensation--
 Year    Salary (1)    Bonus (2)     Stock Options # (3)      Non-Cash $ (4)
 1996    74,267         3,815                   0                   9,000
 1995    77,469         5,676               5,000                  10,800
 1994    74,200         9,396                   0                  10,800

(1) Base compensation.
(2) Bonus reflects profit-based compensation under program terminated effective January 1, 1996--replaced by Team Incentive program related solely to business development success, under which no compensation was paid in fiscal 1996. No other compensation was paid.
(3)  Stock options shown are post-recapitalization.
(4) Includes payment for insurance program, as required by the Board. Payment, net of payroll and withholding taxes, funds disability insurance and life insurance premiums. Disability benefits are payable to the insured and life insurance benefits are payable to the insureds beneficiary(s). As of October 3, 1996, cash surrender value plus investment fund value of the life insurance policy was $14,997 and death benefit was $303,130. Premiums are not refundable to the Corporation in the event of termination of policies. Also includes compensation of $300 per month for performance of duties and responsibilities as Chairman of the Board and for providing special administrative services to the Board, which was terminated in 1995.

Board Compensation: At June 30, 1996, the Corporation had six officers and directors--four being outside (non-employee) directors. The Corporation is authorized to pay each of its outside directors base compensation of $1,000 per year, plus $300 for each regularly scheduled in-person Board meeting attended and $150 for each tele-conference meeting attended. Additionally, outside directors may receive $75 per hour, up to a maximum of $300 per day, for work on assigned special projects. Board members also are reimbursed for reasonable out-of-pocket expenses required in the performance of their duties and to attend Board meetings and committee meetings. As of April 1, 1995, the Chairman also is paid fixed compensation of $1,000 per month.

Under the above plan, aggregate payments to outside directors during fiscal 1996 were $70,190, as follows:

                                                            Payments($)
         Compensation:  Meetings, Conferences, etc. (1)     29,602
         Assigned Special Projects (2)                      24,226
         Expense Reimbursement (3)                          16,362

(1) Includes directors annual base compensation, all meeting-related compensation and Chairmans monthly base compensation.
(2) Marchi--$17,602 for financial analysis, meetings and conferences on future planning and capitalization matters; Nicholson--$4,274 for future planning, personnel & stock-related matters; Huntington--$1,600 for future planning matters; and Daniels--$750 for future planning & operations audit matters.
(3)  Includes travel and per diem.

The Corporation has an Outside Directors Stock Option Plan, granting outside directors the option to purchase 2,000 shares of stock annually at the conclusion of each year's service, at the market price on that date. The option term is five years. Under this Plan, options have been granted to purchase up to 10,000 shares at $.9375 per share. Options to purchase an additional 8,000 shares were granted under this Plan in February of 1997. (Note: above share price and share amounts are post-recapitalization)

Certain Transactions: The Corporation leased no aircraft from any business involving affiliated persons during fiscal 1995. Between April 1980 and May 1995 the Corporation leased one Fairchild Metroliner II aircraft from BSE Aircraft Equipment Corporation (previously BSE Partnership). BSE's owners prior to its dissolution in 1995, consisted of several individuals who had served on the Corporation's Board and/or were stockholders of the Corporation. In May 1995, the aircraft was sold to an unrelated party, from which the Corporation has a new lease.

Capital Leases:  In March and August 1994 the Corporation entered into
Lease Agreements with Jon Marchi, a member of the Board of Directors.
The Leases are comprised of two components. The first provides for an assumption of a lease for airport land between Mr. Marchi and the City of Billings. The term of the airport land sublease is 20 years with an initial annual rate of $10,397. The airport land lease also provides for an annual adjustment of the rental amount based on increases in the Consumer Price Index.

The second component of the Leases relates to the construction costs of the new facility on the airport land. These costs were financed with $300,000 provided by Mr. Marchi and approximately $150,000 provided by the Corporation. The facility is owned by Mr. Marchi and leased to the Corporation under the Lease Agreement. The lease term is 20 years with an option to extend for an additional six years. The monthly rent is equal to Mr. Marchi's principal and interest payments due a bank on a $300,000 loan obtained by Mr. Marchi to finance his portion of the construction costs (the "Bank Debt"). The Bank Debt is a term loan at 8.5% with principal due monthly based on a 20 year amortization schedule with a balloon payment after five years. Mr. Marchi has indicated an intent, but is not required, to extend the Bank Debt term or refinance the balloon payment at the current maturity date. In addition, the Corporation is required to maintain a $50,000 security deposit with the bank. All tax benefits of ownership are retained by Mr. Marchi. The Corporation expects to recover its $150,000 original investment at the maturity of the Lease or earlier if the facility is sold prior to maturity.

The Lease provides the Corporation the option to purchase the building on the following dates: March 1, 1999, 2004, 2009, or 2014 and a right of first refusal upon approval by Mr. Marchi of a sale of his interests to a third party. The purchase price of the building to the Corporation is based on the facility's fair market value. However, the purchase price under the Corporation's option to purchase cannot be less than $450,000. The Corporation will be given credit for $150,000 of its original investment and a graduated portion of any fair value appreciation in excess of $450,000 in the event the Corporation exercises either purchase option. In the event the hanger facility is sold to a third party, the Corporation is to receive all amounts in excess of the remainder owed on the original $300,000 bank debt until the Corporation has recovered its $150,000 investment, together with interest at the rate of 8.5% per annum on said investment, from the inception of the lease. The
Corporation would also recover its initial lease deposit of $50,000 to the extent this deposit has not been previously returned or credited to the Corporation. Once those amounts have been paid to the Corporation, any and all remaining proceeds from a sale to a third party are the property of Mr. Marchi. The Corporation believes that the terms of the Leases are at least as favorable as those that could have been obtained from independent third parties.

Principal Stockholders: The following table provides information, as of December 30, 1996, with respect to each person known to the Corporation to own beneficially more than five percent (5%) of the outstanding 1996 Series Common Stock and the number of shares owned by all officers and directors of the Corporation as a group:

Beneficial Owner                          Shares                  % Class
Derby West Corp,LLC, Sheridan, WY (a)     326,978                   31.3
H. V. Holeman, Las Vegas, NV (b)          107,026                   10.3
All Officers & Directors (c)              114,323                   11.0

(a) On February 29, 1988 (pre-recap), the Corporation sold 500,000 shares of 10% convertible preferred stock for $1 per share to Derby West Corporation, a Delaware corporation, having Peter M. Kennedy as its only stockholder. Prior to reorganization, an additional 43,348 shares of preferred stock were issued to Derby West in lieu of required quarterly cash dividends. Per the preferred stock agreement, each share of preferred stock was convertible into three shares of. Upon Plan confirmation, all preferred stock held by Derby West was converted to at the ratio of one share preferred stock for three shares of common stock. As a result, Derby West received 1,662,645 (pre-recap) shares of common stock in exchange for its preferred stock. Following this conversion, no shares of the Corporations preferred stock were outstanding. During the 1996 Recapitalization (5/1 reverse stock split), Derby Wests holdings were converted to 326,978 shares of 1996 Series Common Stock.
(b) H. V. Holeman is a retired director of the Corporation. Prior to dissolution of Great Plains Transportation Company in January of 1995 (pre-recap), Mr. Holeman owned 51% of the stock of that company and was a director of that company. Great Plains owned a substantial block of the Corporation's. In October 1993, Messrs. Marchi and Marshall also became stockholders of Great Plains. Their respective equity interests were as follows: Mr. Marchi, 14.5% and Mr. Marshall, 4.5%. Great Plains was dissolved in January 1995, with each of the owners of Great Plains being issued equivalent shares of the Big Sky Transportation Co.
(c) Represents 1996 Series Common Stock owned, as well as options exercisable, by all officers and directors as a group as shown on page 2, hereto. There were a total of six officers and directors at fiscal year-end 1996. Since that time, an Assistant Treasurer was elected.
(d) Percent stock owned and options are of total 1996 Series Common Stock outstanding. Note that all options granted may not be exercised.

Section 16(a) Compliance:  Section 16(a) of the Securities Exchange Act of
1934 requires the Corporation's executive officers and directors, and persons who own more than ten percent of the Corporation's 1996 Series 1996 Series Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation. Officers, directors and greater that ten percent stockholders ("Insiders") are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation, during the fiscal year ended June 30, 1996, all Section 16(a) filing requirements applicable to Insiders have been met.

Stock Options: The Corporation has two incentive stock option plans for its employees, the 1986 Plan and the 1996 Plan. Each of these plans provides that stock options may be granted for shares of common stock of the Corporation to "key" employees by the Board of Directors or a committee thereof. The Corporation has also adopted a Special Stock Option Plan for its Business Development Specialist. Options granted under the Corporation's
Stock Option Plans may be either incentive stock options within the meaning of
Section 422 (formerly 422A) of the Internal Revenue Code or options which are not entitled to special tax treatment. Each of the plans provides that the purchase price for shares subject to an option must be not less than 100% of the fair market value of a share of the Corporation's common stock, as of the date of grant, and that the maximum option term is five years. The
Corporation has an Outside Directors Stock Option Plan. At the 1995 Annual Meeting of Stockholders, a Compensation Plan was approved authorizing each non-management director to receive stock options in the amount of 10,000 shares of common stock for each year of service completed, which became 2,000 shares of 1996 Series Common Stock following the 1996 Plan of Recapitalization. Options have been granted annually under this Plan and are anticipated to be granted in future years.

The status of stock options for the year-ended June 30, 1996 involving the only named executive for which such reporting is required, was as follows -- Terry D. Marshall, President/CEO:

Individual Stock Options
Grants: none.

Aggregated Stock Options Exercised & Option Values
Exercised: none; Exercisable: 12,250; Un-Exercisable: 6,750; Value: none (1).

Note: Option shown are exclusive of awards to other management and board of directors. Shares and prices are shown on post-recapitalization basis, including options currently exercisable and those exercisable within 60 days, both as of June 30 ,1996.
(1) Closing price of the Corporation's stock on June 30, 1996, converted to a post-recapitalization basis, was less than the converted option exercise prices.



Stock Bonus Plan. At the July 1996 Annual Meeting, a Stock Bonus Plan was approved by the Stockholders. Under the Plan, the Corporation has the authority to award bonuses in the form of the Corporations 1991 Common Stock, not to exceed 180,000 shares in the aggregate and 60,000 shares in any one year to officers, directors and employees of the Corporation. The award of any bonus shall be effective only at such time as counsel to the Corporation shall have determined that the issuance and delivery of shares will not violate any state or federal securities laws and will be in compliance with all tax laws applicable to the Corporation. Rights to receive the bonuses shall not be assignable and therefore the Stock Bonus Plan shall not be registered under state or federal securities laws. All officers, directors and employees are eligible to receive awards under the Plan; however, the Board has reserved the initial awards under the Plan for three senior management employees, as a part
of a special Business Development Incentive Plan.   The three employees are:
the President/CEO, Executive VP/Division Manager and VP Business Development.

Principal Accounting Officer: Karie Kane is the Corporation's Accounting Manager and also serves as Assistant Treasurer of the Corporation.
She has been employed in the Corporation's accounting department for 10 years. Ms. Kane reports to the Executive VP/Division Manager. Mr. Marchi serves as Treasurer of the Corporation. The Accounting Manager and Executive VP/Division Manager both provide in-person reports on a regular monthly basis to the Board of Directors.

Auditors: At a regular meeting on February 12, 1997, the Board of Directors adopted the recommendation of its Audit Committee to appoint Charles Bailly
& Company, P.L.L.P. (Charles Bailly & Co.) as the Corporation's certifying accountants for the period-ended June 30, 1997, subject to approval of the stockholders. KPMG Peat Marwick LLP (KPMG Peat Marwick) was notified of the change on February 14, 1997. Charles Bailly & Co. replaces the Corporation's previous certifying accountant, KPMG Peat Marwick, which were dismissed by the Board. The appointment of Charles Bailly & Co. and the dismissal of KPMG Peat Marwick became effective February 20, 1997.

The dismissal of KPMG Peat Marwick, which has served as the Corporation's cerifying accountants for serveral years, and the retention of Charles Bailly & Co. was not the result of any disagreement between the Registrant and KPMG Peat Marwick or dissatisfaction with the firm's services; but rather was the result of competitive bidding process for the Registrant's auditing and accounting work, which was solicited by the Registrant in order to secure economies in its professional fees. Charles Bailly & Co. is a reputable regional accounting firm, properly licensed and fully-capable of meeting the Company's audit requirements.

In connection with its audit of the Corporation's financial statments for the years-ended June 30, 1996 and June 30, 1995, KPMG Peat Marwick's reports contain no adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles. There have been no disagreements with KPMG Peat Marwick on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

In connection with its audits for the past two most recent years, KPMG Peat Marwick did not advise the Corporation that: (1) internal controls necessary to develop reliable financial statements did not exist; (2) information came to its attention that led it to no longer be able to rely on management's representations or that made it unwilling to be associated with the financial statements prepared by management; or (3) there was need to expand significantly the scope of the audit or further investigate information that would materially impact the fairness and reliability of audit reports or underlying financial statments.

During the years-ended June 30, 1996 and June 30, 1997, Charles Bailly & Co., the newly-appointed certifying accountants for the Corporation, has not been consulted regarding any of the following with respect to the Corporation:
(1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on the Corporation's financial statments; (3) any matter that was either the subject of a disagreement or a reportable event.

The Board's action replacing the certifying accountants was reported via filing of a Form 8-K with the SEC on February 19, 1997. The Corporation requested that KPMG Peat Marwick furnish a letter addressed to the SEC stating whether it agrees with the statments set forth in its Form 8-K, and if not, stating the respects in which it does not agree. KPMG Peat Marwick issued such a letter on February 21, 1997, stating it was substantially in agreement. A copy of KPMG Peat Marwick's response letter was filed as
Exhibit 16 to the Registrant's Form 8-K/A submission.

Plan of Reorganization: The Corporation continues to operate in accordance with a Plan of Reorganization confirmed by the U.S. Bankruptcy Court on July
16, 1991. This Plan adjusted the Corporation's debt and equity structure. To the best of its knowledge, the Corporation has successfully met all requirements to date of the Plan, including the issuance of stock, settlement of certain creditor claims in December of 1991, and the making of all payments required under the Plan. The Corporation's liabilities under the Plan and its restructured capital are stated and reflected in the Corporation's audited financial statements. It is the Corporation's intent to comply fully with the Plan of Reorganization. The Corporation prepaid and liquidated its obligations to certain unsecured creditors in October 1994.

Restrictions on Dividends: Under the Corporation's Plan of Reorganization the Corporation may not pay any cash dividend unless all claims under the Plan, including secured claims, are satisfied in full under the terms of the Plan. The Plan provides for payments to claimants through 2001.

Essential Air Service (EAS): The fiscal 1996 budget included funding for the national program of $22.5 million, down from $33.6 million in 1995. As a result, service cutbacks mandated by DOT were implemented in late November 1995 and again in April 1996. Overall, the Montana services were reduced approximately 20 percent in terms of capacity (available seat miles). Subsidy support was be reduced by $500,000 annually. These reductions were vigorously appealed to DOT, without success.

Legislation was approved by Congress and signed into law in December 1996, which extends the EAS program indefinitely, establishes a permanent independent revenue source and provides a basis for increased funding beginning in the fall of 1998. Restoration of basic services, as well as new enhanced services in some cases, is expected to occur, with corresponding increases in compensation.

While it is actively involved in development efforts, the Corporation remains dependent upon the EAS. At June 30, 1996, all of the Corporation's scheduled air service routes were located within Montana and the majority were operated under DOT contract requiring EAS subsidies. No single customer accounts for more than five percent of the Corporation's revenues, exclusive of the compensation received from the DOT. Accounts receivable from the DOT were $287,048, $294,949, and $295,214 or 37%, 38%, and 41% of total Stockholders'
equity at June 30, 1996, 1995 and 1994, respectively. Absent an alternative business plan (see Future Planning), loss of the EAS contract could raise substantial doubt about the Corporation's ability to continue in business.

In January 1997, the DOT finalized its order selecting the Corporation to provide services for a new two year period, from December 1996 through November 30, 1998. The first year rate is $3.247 million and the second year rate is $3.085 million. With restoration of pre-November 1995 service levels in late 1997, compensation is expected to increase by approximately $500,000 annually.

Other Services: The Corporation also offers outside maintenance, leasing of hangar space and air charter services.

Commitments and Contingencies: In December 1995, the FAA issued a final rule subjecting commercial operators of aircraft seating 10 to 30 passengers to FAR
Part 121 regulations. Full implementation is required by March 20, 1997. Due to these requirements, the cost of operations initially is projected to increase by $12,000 per month. This amount is included in the rate base for the new EAS contract.

Future commitments for operating and capital leases totaled $705,890 and $287,022, respectively, at fiscal year-end 1996. Additional contingencies are described under Essential Air Service.

Stock Trading & Recapitalization: The Corporation's stock is listed and traded on the Pacific Stock Exchange (PSE).

In March 1995, the PSE advised the Corporation that it was in compliance with all requirements of the new rules for Tier II registrants, except for minimum price per share. The Corporation was advised that certain latitude does exist in the rules with respect to price per share. Subsequently, in mid-May 1995, the Corporation was told that, due to a drop in bid price, the minimum market value requirement of the new rules for Tier II registrants no longer was being met. The Corporation was advised that no flexibility for waiver exists on this item.

Over a period of months, the Corporation prepared a Recapitalization Plan designed to rectify both the price per share and market value deficiencies. The Plan was approved by the Stockholders at the July 1996 Annual Meeting and became effective August 23, 1996. Following effectiveness, the Corporation is in compliance with PSE requirements. However, should the Corporation fail to maintain compliance in the future, it's listing and/or trading status on the PSE could be affected.

As a result of implementing the Recapitalization Plan, the Corporation has an estimated 1,000 holders of 1996 Series Common Stock. Through December 1996, the market price per share of its stock has ranged from $1 1/16 to $1 5/16. The market value of the Corporations public float exceeds $500,000.

Organizational Restructure Plan: At the previous Annual Meeting of Stockholders held July 18, 1996, the Organizational Plan of Restructure was approved. The plan authorizes the Corporation to implement a parent/subsidiary organizational structure. Implementation has been temporarily deferred upon advice of counsel pending specific business developments. In anticipation of the new structure, since January 1996 all airline operations have been operated as a division of the Corporation.

Corporate Performance: Relationships of the cumulative total Stockholder return of the Corporation's stock (BSA.P), the Standard and Poor's 500 composite index (SPS) and the industry large airline composite index (007) are shown in the following graphic. The Corporation does not believe there are comparable small regional airlines, which are publicly-owned; therefore, a peer group index has not been developed. The graphic assumes that the value of the investments in the Corporation's common stock and the other indexes shown was $100 on June 30, 1991 and that any and all dividends were reinvested.


                             Stock Comparison
                 by Fiscal Year, 1991-1996 (data points --$)

                          6/30/91  6/30/92  6/30/93  6/30/94  6/30/95  6/30/96

BigSky Transportation Co. $ 100      143      114      114       86      100

StockVal Airline Index    $ 100      107      121       94      125      155

S&P 500 Composite Index   $ 100      110      122      120      147      181


Note:  The June 30, 1991 Index Value for BigSky is based on the price of
BSA as of December 31, 1991, because the Corporation's stock did not trade from November 1990 to October 1991. During this period, trading was suspended pending approval of the Chapter 11 Plan of Reorganization. The
June 30, 1996 Index Value for BigSky is based on the price as of June 24, 1996, the date of the last trade in the fiscal year. (Data points provided by Shawn Narancich , D. A. Davidson & Co., Great Falls, MT)

Other Matters: The Board of Directors of the Corporation does not intend to present any business to this year's meeting, other than as specifically set forth in the Notice of Annual Meeting of Stockholders. Further, the Directors presently know of no other business to come before this meeting. However, should other matters be brought before the meeting, the proxies will vote on such matters based on their judgment of the best interests of the Corporation.

Proxy Soliciting: The cost of soliciting proxies, including the cost of preparing and mailing the Notice of the Annual Meeting of Stockholders and this Proxy Statement, will be paid by the Corporation. Solicitation primarily will be by mailing of this Proxy Statement to all Stockholders entitled to vote at the meeting.

Proxies may be solicited personally by officers of the Corporation; however, no compensation in addition to their regular compensation as officers will be provided. The Corporation will reimburse brokers, banks and those holding shares in their names for others for the reasonable cost of forwarding proxy material to, and obtaining proxies from, their principals.

The accompanying proxy ballot is solicited by the Board of Directors of Big Sky Transportation Co. in connection with the Annual Meeting of Stockholders of the Corporation to be held in the Conference Room of BigSky Transportation Co., Billings Logan International Airport, 1601 Aviation Place, Billings, Montana, at 3:30 p.m. (local time) on April 16, 1997, and any adjournments of this meeting. Proxies may be revoked at any time prior to their being voted, by giving written notice of revocation to the Corporate Secretary. Unless so revoked, all properly executed proxies will be voted.

This Proxy Statement is being mailed on or before March 17, 1997 to all holders of 1996 Series Common Stock.





                                    On Behalf of the Board of Directors of
                                    BIG SKY TRANSPORTATION CO.,



                                      /s/ Terry D. Marshall
                                    Terry D. Marshall
                                    President/CEO


                                      /s/ Stephen D. Huntington
                                    Stephen D. Huntington
                                    Corporate Secretary





Billings, Montana
March 14 , 1997



Note:  Summary of Proposals for Vote of Stockholders is attached

             Summary of Proposals for Vote of Stockholders



Proposal 1:
Election of Directors

The Board of Directors has set the number of directors to be elected at six (6). The Board recommends election of Jon Marchi, Terry D. Marshall, Jack K. Daniels, Alan D. Nicholson, Stephen D. Huntington and Craig Denney, those persons listed on page 3 of this proxy, to serve until the next Annual Meeting of Stockholders.

A proposal to elect this slate of six individuals to the Board of Directors of the Corporation will be presented to the Stockholders at the Annual Meeting. Those director nominees who receive the greatest number of shares present in person or represented by proxy at the Annual Meeting, voting in favor of their nomination in accordance with the voting rules described on page 2 of this Proxy Statement, will be elected.



                THE CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO ELECT JON MARCHI, TERRY D. MARSHALL, JACK K. DANIELS, ALAN D. NICHOLSON, STEPHEN D. HUNTINGTON AND CRAIG DENNEY TO THE CORPORATION'S BOARD OF DIRECTORS




Proposal 2:
Ratification of Auditors

Charles Bailly & Company, P.L.L.P., has been appointed by the Board of Directors to serve as the Corporations independent auditors for the fiscal year ending June 30, 1997.

A proposal to ratify the appointment of Charles Bailly & Company, P.L.L.P will be presented to the Stockholders at the Annual Meeting. A majority of shares voting at the Annual Meeting, as described at page 2 of the Proxy Statement, is required for Stockholders ratification.

A representative of Charles Bailly & Company, P.L.L.P. will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions from Stockholders. The representative will have an opportunity to make a statement on behalf of the firm, if so desired.



                THE CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY
                RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
                RATIFICATION OF THE APPOINTMENT OF CHARLES BAILLY & COMPANY P.L.L.P.


Note: Auditor appointment pursuant to action at February 12, 1997 regular meeting of the Board of Directors, based on Audit Committee recommendation. Refer to discussion of appointment of auditors on page 8 of this Proxy Statement.